Exhibit 4.8

AMENDMENT TO VOTING AGREEMENT

This Amendment (this “Amendment”) to the Voting Agreement, dated as of February 15, 2023 (the “Voting Agreement”), by and among Starco Brands, Inc., a Nevada corporation (the “Company”), Ross Sklar (“Sklar”) and the stockholders of the Company listed on Schedule A thereto (the “Stockholders” and each a “Stockholder”), is made and entered into as of May 14, 2024. The Company, Sklar and Stockholders, the “Parties” and each a “Party”). This Amendment shall form a part of the Voting Agreement for all purposes, and each Party shall be bound hereby. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Voting Agreement.

RECITALS

WHEREAS, the Company, Sklar, and the Stockholders holding a majority of the Shares then held by all Stockholders under the Voting Agreement have determined that it is in the best interests of the Company and the stockholders to amend the Voting Agreement, to provide for, among other things, the extension of certain voting obligations, the modification of the composition of the Company’s board of directors, and certain restrictive covenants;

WHEREAS, on February 29, 2024, the Requisite Company Major Stockholders (as defined in the Merger Agreement) (i) removed the Stockholder Representative as the representative of the former stockholders of Soylent in connection with the Merger Agreement and (ii) appointed YL Management LLC as the “Successor Stockholder Representative”, and such appointment became effective on March 11, 2024, in accordance with Section 10.01(c) of the Merger Agreement;

WHEREAS, pursuant to Section 8.7 of the Voting Agreement, the Voting Agreement may be amended by the Company and the Stockholders holding a majority of the Shares then held by the Stockholders, and such amendment shall be binding upon all Stockholders;

WHEREAS, the undersigned Stockholders hold a majority of the Shares held by all Stockholders under the Voting Agreement; and

WHEREAS, the Company, Sklar, and the Stockholders holding a majority of the Shares then held by all Stockholders under the Voting Agreement desire to amend the Voting Agreement on the terms and conditions as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1. Incorporation of Recitals. The foregoing recitals are true and correct and are incorporated herein by reference.

2. Amendment of Section 2.2 of the Voting Agreement. Section 2.2 of the Voting Agreement is hereby deleted in its entirety and restated as follows:

“2.2 Voting. From the date hereof until February 15, 2025, each Stockholder agrees to vote or consent, or cause all Shares owned by such Stockholder or over which such Stockholder has voting control, from time to time and at all times, to be voted or consent given in the same manner as Sklar votes or gives his consent with respect to his shares of capital stock of the Company, and where the Successor Stockholder Representative has separately approved or given its consent in writing to the manner in which Sklar proposes to vote or give his consent with respect to his shares of capital stock of the Company, and which do not adversely affect the rights or obligations of such Stockholder in a manner different from the rights or obligations of the other holders of the Class A Common Stock of the Company in respect of such Class A Common Stock, with respect to any stockholder votes or approvals (if required) to enter into any acquisition, merger or consolidation with an entity listed on the New York Stock Exchange (“NYSE”) or Nasdaq Stock Market (“NASDAQ”) (a “Target Acquisition”). In addition, each Stockholder agrees to appear or not appear at each meeting or otherwise cause all of such Stockholder’s Shares to be counted or not counted as present thereat for purposes of calculating a quorum and responding to any other request by the Company for written consent, if any, in the same manner as Sklar with respect to a Target Acquisition. Each Stockholder agrees to execute any written consents or other documents requested by Sklar which are required or appropriate to perform the obligations set forth in this Section 2.2 with respect to a Target Acquisition for which the Successor Stockholder Representative has separately approved or given its consent. Notwithstanding anything in this Section 2.2 to the contrary, the voting or consent rights in favor of Sklar in this Section 2.2 may not be used to:

(a) require any Stockholder to be bound by any restrictive covenant in connection with a Target Acquisition or any release of claims other than a release in customary form of claims arising solely in such Stockholder’s capacity as a stockholder of the Company;

(b) except as set forth in the Merger Agreement, require such Stockholder and its Affiliates to amend, extend or terminate any contractual or other relationship with the Company or its Affiliates in connection with any such action, except that the Stockholder may be required to agree to terminate the investment-related documents between or among such Stockholder, the Company and/or other stockholders of the Company;

(c) upon the consummation of any Target Acquisition, if the net proceeds therefrom are distributed to the Company’s stockholders, require any Stockholder to receive a different amount of consideration per class of Share as is received by other holders in respect of their same class of Shares;

(d) waive, on behalf of any Stockholder, such Stockholder’s express rights under this Agreement, including the protective provisions set forth in Section 4 and preemptive rights set forth in Section 5;

(e) vote the Shares to approve any transaction with Sklar or the Company’s Affiliates, including with Sklar; provided, that this clause (e) shall not apply with respect to approval of a Target Acquisition as a result of Sklar being party to a voting agreement, stockholders’ agreement or similar ancillary agreement in connection with such Target Acquisition; and

(f) Approve any amendment, revision or other change, or waiver to this Agreement, including, but not limited to, the termination of this Agreement.”

3. Amendment of Section 2.3 of the Voting Agreement. Section 2.3 of the Voting Agreement is hereby deleted in its entirety and restated as follows:

“2.3 Voting Provisions Regarding the Board.

(a) Board Composition. As of the date of this Amendment, the Company has three (3) directors. One director is designated by the Stockholders holding a majority of the Shares then held by all Stockholders (the “Initial Stockholder Director”), and on or about the date hereof, the Stockholders holding a majority of the Shares held by all Stockholders voted, by written consent, to elect Bharat Vasan as the Initial Stockholder Director, who may be replaced, from time to time, as set forth in this Agreement. Until the termination of this Agreement, Sklar and each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Person, or over which such Person has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the Company’s board of directors (the “Board”) be increased to, and at all times consist of, seven (7) members; three (3) members as designated by Sklar (the “Company Directors”), three (3) members as designated by the Stockholders holding a majority of the Shares then held by all Stockholders (the “Stockholder Directors”), and one (1) member (the “Independent Director”) designated by mutual agreement of Sklar and the Stockholders holding a majority of the Shares then held by all Stockholders.

(b) Board Expansion. Pursuant to Section 3.2 of the Company’s Amended and Restated Bylaws, dated June 28, 2022 (the “Bylaws”), the number of directors constituting the Board may be fixed from time to time by the current directors of the Board, and pursuant to Section 3.4 of the Bylaws, any newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the remaining directors then in office. Promptly following the date hereof, the Board shall increase the size of the Board to seven (7) members, and the Board shall appoint new directors to the four (4) open directorships in the following order:

(i) one (1) Stockholder Director as designated by the Initial Stockholder Director;

(ii) the Independent Director, as designated by mutual agreement of Sklar and the Initial Stockholder Director (the appointment of a fifth director to the Board, the “Initial Board Composition Event”); and

(iii) simultaneously, one (1) Company Director as designated by Sklar and one (1) Stockholder Director as designated by the Initial Stockholder Director.

(c) Committees. Promptly following the date hereof, the Board will approve (i) a compensation committee (“Compensation Committee”), (ii) an audit committee (“Audit Committee”), and (iii) a governance committee (“Governance Committee” and collectively with the Compensation Committee and Audit Committee, the “Committees” and each a “Committee”). Each Committee shall consist initially of the Initial Stockholder Director until the Initial Board Composition Event, at which time each such Committee shall automatically increase to three (3) directors, and will adopt customary charters.

(i) The Compensation Committee will be constituted by the Initial Stockholder Director, the Independent Director, and to the extent qualified, a Company Director who is not a member of Company management. In the event that all Company Directors are management directors, the full Board shall determine the member of the Compensation Committee who is not the Initial Stockholder Director or the Independent Director (a “Compensation Designation” and a “Compensation Designee”). Notwithstanding the foregoing, if at any time following a Compensation Designation, a Company Director becomes qualified to sit on the Compensation Committee, Sklar shall have the right, but not the obligation, to replace the Compensation Designee with such qualified Company Director on the Compensation Committee. In the event that any of the foregoing directors are unqualified, removed, resign or are otherwise unable to serve on the Compensation Committee, then (i) in the event that the Initial Stockholder Director is unqualified, removed, resign or is otherwise unable to serve on the Compensation Committee, Sklar shall designate a qualified director to the Compensation Committee, (ii) in the event that the Independent Director is unqualified, removed, resigns or is otherwise unable to serve on the Compensation Committee, the Initial Stockholder Director and Sklar shall designate a qualified director to the Compensation Committee, and (iii) in the event that the Company Director serving on the Compensation Committee is unqualified, removed, resigns or is otherwise unable to serve on the Compensation Committee, Sklar shall designate a qualified director who is not a member of Company management to the Compensation Committee.

1. The Initial Stockholder Director, shall, no later than sixty (60) days from the establishment of the Compensation Committee, determine and recommend for approval by the full Board a base salary and bonus compensation packages for Sklar and the Company’s COO, Darin Brown, in conjunction with the Company’s Board-approved 2024 financial plan, in each case consistent with similarly-sized and profitable companies listed on an OTC.

2. Within ninety (90) days after the Initial Board Composition Event, the 3-member Compensation Committee shall recommend to the full Board equity incentive packages for the Company’s executive management team as well as stock option grants to the Board.

(ii) The Audit Committee will be constituted by (to the extent each is qualified to serve) the Initial Stockholder Director, the Independent Director, and a Company Director who is not a member of management. In the event that all Company Directors are management directors, the full Board shall determine the member of the Audit Committee who is not the Initial Stockholder Director or the Independent Director. In the event that any of the foregoing directors are unqualified, removed, resign or are otherwise unable to serve on the Audit Committee, then (i) in the event that the Initial Stockholder Director is unqualified, removed, resigns or is otherwise unable to serve on the Audit Committee, the majority of the Stockholder Directors shall designate a qualified director to the Audit Committee, (ii) in the event that the Independent Director is unqualified, removed, resigns or is otherwise unable to serve on the Audit Committee, the Initial Stockholder Director and Sklar shall designate a qualified director to the Audit Committee, and (iii) in the event that the Company Director serving on the Audit Committee is unqualified, removed, resigns or is otherwise unable to serve on the Audit Committee, Sklar shall designate a qualified director who is not a member of Company management to the Audit Committee.

(iii) The Governance Committee will initially be constituted by the Initial Stockholder Director, the Independent Director, and a Company Director who is not a member of Company management. In the event that all Company Directors are management directors, the full Board shall determine the member of the Governance Committee who is not the Initial Stockholder Director or the Independent Director. In the event that any of the foregoing directors are unqualified, removed, resign or are otherwise unable to serve on the Governance Committee, then (i) in the event that the Initial Stockholder Director is unqualified, removed, resigns or is otherwise unable to serve on the Governance Committee, the majority of the Stockholder Directors shall designate a qualified director to the Governance Committee, (ii) in the event that the Independent Director is unqualified, removed, resigns or is otherwise unable to serve on the Governance Committee, the Initial Stockholder Director and Sklar shall designate a qualified director to the Governance Committee, and (iii) in the event that the Company Director serving on the Governance Committee is unqualified, removed, resigns or is otherwise unable to serve on the Governance Committee, Sklar shall designate a qualified director who is not a member of Company management to the Governance Committee.

(iv) Following the March 18, 2025, the requirement of the Initial Stockholder Director constituting a member of the Committees will be replaced with any Stockholder Director sitting on such Committee.

(d) Initial Stockholder Director Approval. Until the Initial Board Composition Event, any Board approval for (i) any proposed material acquisition of a company or an acquisition of or merger with the Company by or into a third party, or (ii) any uplisting to NASDAQ or NYSE (via a de-SPAC transaction, merger or otherwise), shall require the approval of the Initial Stockholder Director. The Initial Stockholder Director shall consult with Sklar on nominations for the Board and the Initial Stockholder Director will have the right to approve any proposed members to the Committees to be nominated by Sklar or the Company Directors (such approval not to be unreasonably withheld), until the occurrence of the Initial Board Composition Event.

(e) Failure to Designate a Director. Until the termination of this Agreement, in the absence of any designation from Sklar, the Stockholders or groups with the right to designate the a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible and willing to serve unless such individual has been removed as provided herein, and Sklar and each of the Stockholders hereby agree not to vote for or nominate any other director to fill such vacant Board seat unless filled as provided above.”

4. Amendment of Section 3.1 of the Voting Agreement. Section 3.1 of the Voting Agreement is hereby deleted in its entirety and restated as follows:

“3.1 Irrevocable Proxy and Power of Attorney. From the date hereof until February 15, 2025, each Stockholder hereby irrevocably constitutes and appoints as the proxy of such Stockholder and hereby grants a power of attorney to Sklar (in his capacity as a shareholder of the Company and not as a director or officer), with full power of substitution, with respect to the matters set forth in Section 2.2, and hereby authorizes Sklar to represent and vote, and execute and deliver any written consent, on behalf of such Stockholder if and only if such Stockholder (i) fails to vote all of such Stockholder’s Shares in accordance with Section 2.2 by the date specified by Ross Sklar, (ii) fails to provide its written consent in accordance with Section 2.2 by the date specified by Ross Sklar, or (iii) attempts to vote (whether by proxy, in person or by written consent) any of such Stockholder’s Shares in a manner which is inconsistent with Section 2.2. Each of the proxy and power of attorney granted pursuant to this Section 3.1 is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by the Merger Agreement and the Registration Rights Agreement and, as such, each is coupled with an interest and shall be irrevocable until February 15, 2024. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 2 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the bankruptcy, death, or incapacity of Stockholder.”

5. Amendment of Section 4 of the Voting Agreement. Section 4 of the Voting Agreement is hereby deleted in its entirety and restated as follows:

“4 Company Covenants; Stockholders Protective Provisions. Until the occurrence of the Initial Board Composition Event, the Company covenants that it will not, without the prior written consent of the Successor Stockholder Representative: (i) liquidate, dissolve or wind-up the affairs of the Company; (ii) amend, alter, or repeal any provision of the Company’s certificate of incorporation or bylaws in a manner that would adversely and disproportionately affect the Stockholders’ rights, preferences, privileges or protections in respect of their Class A Common Stock compared to the other holders of Class A Common Stock; (iii) enter into, amend or terminate any employment, severance, change of control, option or similar agreement with Sklar; (iv) (excluding existing agreements and arrangements, and new agreements or arrangements entered into on arms’ length terms) enter into any transaction between the Company, on the one hand, or any director, shareholder officer or employee of the Company or any family member or Affiliate of such director, shareholder officer or employee or their respective family members, on the other hand; (v) issue any shares of the Company’s Class B Common Stock, par value $0.001 per share, or Preferred Stock, par value $0.001 per share, to Sklar or any family member or any Affiliate of Sklar or the Company; (vi) adopt, change (including the increase of option shares available) or terminate an equity (or equity-linked) incentive plan, phantom stock plan, cash bonus plan or similar employee incentive plan of the Company or one of its subsidiaries; (vii) assign, sell, offer to sell, pledge, mortgage, hypothecate, encumber, dispose of or any other like transfer or encumbering of any equity interest in the Company by Sklar or any Affiliate of Sklar; or (viii) create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money with, or permit additional contributions by, Sklar or any Affiliate of Sklar, with respect to the Company or any of its subsidiaries.”

6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

7. Counterparts. This Amendment may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law to this Amendment by facsimile or by e-mail in “portable document format” shall be effective as delivery of a mutually executed counterpart to this Amendment.

8. Remainder of the Voting Agreement Unaffected. Except as expressly amended, modified or revised by this Amendment, all terms and provisions of the Voting Agreement shall be unchanged and remain in full force and effect. On and after the date hereof, each reference to the Voting Agreement shall mean and be a reference to the Voting Agreement as amended hereby, and this Amendment and the Voting Agreement shall be read together and construed as a single instrument. In the event of any conflict between the terms and conditions of the Voting Agreement and the terms and conditions of this Amendment, this Amendment shall be controlling with respect to the language set forth in Sections 1 through 5 of this Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.

COMPANY:

STARCO BRANDS, INC.

By:	/s/ Ross Sklar
Name:	Ross Sklar
Title:	Chief Executive Officer

/s/ Ross Sklar
Ross Sklar

[Signature Page to Amendment to Voting Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.

ANDREESSEN HOROWITZ FUND IV, L.P. for itself and as nominee for Andreessen Horowitz Fund IV-A, L.P., Andreessen Horowitz Fund IV-B, L.P. and Andreessen Horowitz Fund IV-Q, L.P.	AH PARALLEL FUND III, L.P. for itself and as nominee for AH Parallel Fund III -A, L.P., AH Parallel Fund III -B, L.P. and AH Parallel Fund III -Q, L.P.

By:	AH Equity Partners IV, L.L.C.	By:	AH Equity Partners III, L.L.C.
	its general partner	its general partner

By:	/s/ Phil Hathaway	By:	/s/ Phil Hathaway
Name:	Phil Hathaway	Name:	Phil Hathaway
Its:	COO	Its:	COO
Cc:	Peter Blackwood	Cc:	Peter Blackwood

AH PARALLEL FUND IV, L.P.
for itself and as nominee for
AH Parallel Fund IV-A, L.P.,
AH Parallel Fund IV-B, L.P. and
AH Parallel Fund IV-Q, L.P.

By:	AH Equity Partners IV (Parallel), L.L.C.	a16z Seed-III, LLC
	its general partner	(formerly known as AH Fund III Seed, L.L.C)

By:	/s/ Phil Hathaway	By:	/s/ Phil Hathaway
Name:	Phil Hathaway	Name:	Phil Hathaway
Its:	COO	Its:	COO
Cc:	Peter Blackwood	Cc:	Peter Blackwood

[Signature Page to Amendment to Voting Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.

The Production Board, LLC

By:	/s/ David Friedberg
Name:	David Friedberg
Its:	CEO

[Signature Page to Amendment to Voting Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.

GV 2016, L.P.
By:	GV 2016 G.P, L.P., its General Partner
By:	GV 2016 G.P, L.L.C., its General Partner

By:	/s/ Inga Goldbard
Name:	Inga Goldbard
Its:	General Counsel

[Signature Page to Amendment to Voting Agreement]